Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Announces Record Second Quarter 2008 Financial Results;

Consulting Fees Up 68.9% and Net Earnings Up 34.0%

Marlton, NJ – August 6, 2008 – Hill International (NYSE: HIL), the global leader in managing construction risk, announced today record financial results for the quarter ended June 30, 2008 and for the first half of 2008 (see attached tables). Highlights of Hill’s performance for the second quarter and first six months of 2008 are as follows:

•

Total revenue for the second quarter of 2008 rose to $96.9 million, an increase of 40.5% from the second quarter of 2007. Total revenue for the first six months of 2008 rose to $177.8 million, an increase of 34.8% from the first six months of 2007.

•

Consulting fee revenue for the second quarter of 2008 grew to $81.8 million, an increase of 68.9% from the second quarter of 2007. Consulting fee revenue for the first six months of 2008 grew to $151.4 million, an increase of 62.9% from the first six months of 2007.

•

Operating profit for the second quarter of 2008 improved to $5.7 million, an increase of 41.3% from the second quarter of 2007. Operating profit for the first six months of 2007 improved to $11.2 million, an increase of 49.4% from the first six months of 2007.

•

EBITDA for the second quarter of 2008 grew to $6.8 million, an increase of 43.6% from the second quarter of 2007. EBITDA for the first six months of 2008 grew to $13.2 million, an increase of 49.6% from the first six months of 2007.

•

Net earnings in the second quarter of 2008 grew by 34.0% to $3.8 million (or $0.09 per diluted share based on 41.2 million diluted shares) from $2.8 million (or $0.10 per diluted share based on 24.6 million diluted shares) in the second quarter of 2007. Net earnings for the first six months grew by 101.1% to $10.6 million (or $0.26 per diluted share based on 41.2 million diluted shares) from $5.3 million (or $0.18 per diluted share based on 29.0 million diluted shares) for the first six months of 2007.

•

Total backlog at the end of the second quarter of 2008 increased sequentially to $606 million from $480 million at the end of the first quarter of 2008. Twelve-month backlog at the end of the second quarter of 2008 grew sequentially to $301 million from $242 million at the end of the first quarter of 2008.

•	During the second quarter of 2008, Hill acquired Euromost Polska Sp. z o.o.

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August 6, 2008

“We are extremely pleased with our record financial performance in the second quarter of 2008,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “Our acquisitions of Shreeves and Gerens in the first quarter and of Euromost in the second quarter significantly strengthened our project management operations in Europe. These acquisitions, combined with nearly 40% organic growth in consulting fees for the second quarter, led to a solid quarter for our Company,” Richter added.

Second Quarter 2008 Results

Total revenue for the quarter ended June 30, 2008 increased 40.5% to $96.9 million from $69.0 million for the quarter ended June 30, 2007. Consulting fee revenue for the second quarter of 2008 increased 68.9% to $81.8 million from $48.4 million for the prior year quarter. During the second quarter of 2008, the growth in Hill’s consulting fee revenue was comprised of 39.5% organic growth and 29.4% acquisition growth.

Consulting fee revenue at Hill’s Project Management Group for the second quarter of 2008 increased 87.9% to $59.3 million from $31.6 million for the year earlier quarter. That growth consisted of 42.8% organic growth, primarily from the Middle East/North Africa region, and 45.1% acquisition growth from the acquisitions of KJM & Associates, Ltd. (“KJM”) in May 2007, John Shreeves Holdings, Ltd. (“Shreeves”) in January 2008, Gerens Management Group, S.A. (“Gerens”) in February 2008 and Euromost Polska Sp. z o.o (“Euromost”) in May 2008.

Consulting fee revenue at Hill’s Construction Claims Group for the second quarter of 2008 rose 33.3% to $22.5 million from $16.8 million for the second quarter of 2007, all of which was organic growth largely attributable to foreign construction claims activity in the Middle East and Europe.

Gross profit increased 63.3% to $36.7 million in the second quarter of 2008 from $22.5 million in the second quarter of 2007. Gross profit margin as a percentage of consulting fee revenue decreased to 44.9% in the second quarter of 2008 from 46.4% in the same period last year due to a higher proportion of consulting fee revenue from the Project Management Group, which has a lower gross profit margin than the Construction Claims Group.

Selling, general and administrative (“SG&A”) expenses grew 69.5% to $31.8 million in the second quarter of 2008 from $18.8 million in the same period of 2007. The growth in SG&A expenses was due primarily to the inclusion of SG&A expenses of KJM, Shreeves, Gerens and Euromost, increased staffing and office expenses supporting organic growth, a build-up of corporate headquarters staff and expenses in connection with Hill’s recent and anticipated growth and an increase in stock-based compensation expense due to a non-cash charge of $1.5 million upon stockholder approval on June 10, 2008 of Hill’s 2007 Restricted Stock Grant Plan. SG&A as a percentage of consulting fee revenue was 38.9% and 38.8% for the three-month periods ended June 30 2008 and 2007, respectively. Excluding the non-cash expense related to the Restricted Stock Grant Plan, SG&A for the three-month period ended June 30, 2008 would have been 37.1% of consulting fee revenue.

Operating profit in the second quarter of 2008 improved to $5.7 million (or 6.9% of consulting fee revenue) from $4.0 million (or 8.3% of net revenue) in the comparable prior-year period. Excluding the non-cash expense related to the Restricted Stock Grant Plan, operating profit would have been $7.2 million, or 8.7% of consulting fee revenue.

Provision for income taxes in the second quarter of 2008 rose to 27.5% of pre-tax earnings from 23.8% of pre-tax earnings in the second quarter of 2007. During the second quarter of 2008, Hill recognized approximately $1.3 million in one-time adverse income tax adjustments in connection with a modification to its cash-to-accrual estimate that was required when Hill became a publicly-traded company in 2006.

Net earnings in the second quarter of 2008 increased to $3.8 million (or $0.09 per diluted share based on approximately 41.2 million diluted common shares outstanding) from $2.8 million (or $0.10 per diluted shared based on approximately 28.9 million diluted common shares outstanding) in the second quarter of 2007.

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August 6, 2008

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2008 grew to $6.8 million, an increase of 43.6% from the second quarter of 2007. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the three-month periods ended June 30, 2008 and 2007 are included in the financial information provided as part of this release.

Total backlog at June 30, 2008 was $606 million, up from $480 million at March 31, 2008. Twelve-month backlog at June 30, 2008 was $301 million, up from $242 million at March 31, 2008.

Hill’s balance sheet at June 30, 2008 reflected cash and cash equivalents of $30.3 million, working capital of $85.1 million, total debt of $2.9 million and stockholders’ equity of $147.5 million.

First Half 2008 Results

Total revenue for the six months ended June 30, 2008 increased 34.8% to $177.8 million from $131.9 million for the six months ended June 30, 2007. Consulting fee revenue for the first six months of 2008 increased 62.9% to $151.4 million from $93.0 million for the prior year period. The growth in Hill’s consulting fee revenue for the first half of 2008 was comprised of 37.3% organic growth and 25.6% acquisition growth.

Consulting fee revenue at Hill’s Project Management Group for the first six months of 2008 increased 81.3% to $108.7 million from $60.0 million for the year earlier period. That growth consisted of 41.6% organic growth, primarily from the Middle East/North Africa region, and 39.7% acquisition growth from the acquisitions of KJM, Shreeves, Gerens and Euromost over the past year.

Consulting fee revenue at Hill’s Construction Claims Group for the first six months of 2008 rose 29.4% to $42.7 million from $33.0 million for the year earlier period, all of which was organic growth largely attributable to foreign construction claims activity primarily in the Middle East and Europe.

Gross profit increased 59.0% to $69.1 million in the first six months of 2008 from $43.5 million in the six months ended June 30, 2007. Gross profit margin as a percentage of consulting fee revenue decreased to 45.6% in the first six months of 2008 from 46.7% in the same period last year due to a higher proportion of consulting fee revenue from the Project Management Group which has a lower gross profit margin than the Construction Claims Group.

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August 6, 2008

SG&A expenses grew 62.4% to $59.3 million in the first six months of 2008 from $36.5 million in the same period of 2007. Hill’s SG&A expense grew in the first half of 2008 compared to the prior year period due primarily to the inclusion of SG&A expenses of KJM, Shreeves, Gerens and Euromost, increased staffing and office expenses supporting organic growth and a continued build-up of corporate headquarters staff and expenses in connection with Hill’s recent and anticipated growth. SG&A as a percentage of consulting fee revenue was 39.2% and 39.3% for the six-month periods ended June 30 2008 and 2007, respectively. Excluding the non-cash expense of $1.5 million related to the Restricted Stock Grant Plan, SG&A for the six-month period ended June 30, 2008 would have been 38.2% of consulting fee revenue.

Operating profit in the first six months of 2008 improved to $11.2 million (or 7.4% of consulting fee revenue) from $7.5 million (or 8.0% of consulting fee revenue) in the comparable prior-year period. Excluding the non-cash expense related to the Restricted Stock Grant Plan, operating profit would have been $12.7 million (or 8.3% of consulting fee revenue).

Provision for income taxes in the first six months of 2008 declined to 2.5% of pre-tax earnings from 23.3% of pre-tax earnings in the first six months of 2007. During the first six months of 2008, Hill realized a $2.3 million tax credit resulting from the reversal of a prior year’s uncertain tax position and recognized a $1.3 million one-time adverse income tax adjustment in connection with a modification to its cash-to-accrual estimate that was required when Hill became a publicly-traded company in 2006. Hill continues to realize a large portion of its pre-tax income from foreign jurisdictions which impose lower income taxes, if any, than those imposed by the United States.

Net earnings in the first six months of 2008 increased to $10.6 million (or $0.26 per diluted share based on approximately 41.2 million diluted common shares outstanding) from $5.3 million (or $0.18 per diluted shared based on approximately 29.0 million diluted common shares outstanding) in the first half of 2007.

EBITDA for the first six months of 2008 grew to $13.2 million, an increase of 49.6% from the first six months of 2007. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the six-month periods ended June 30, 2008 and 2007 are included in the financial information provided as part of this release.

Recent Acquisitions

On May 27, 2008, Hill acquired Euromost Polska Sp. z o.o, a firm that provides project management and other construction consulting services throughout Poland. Euromost, which has approximately 130 employees, is headquartered in Warsaw and has additional offices in Krakow, Wroclaw and Gdynia. The company has managed the construction of major projects in various sectors, including, commercial, industrial, retail and residential projects. In 2007, Euromost’s unaudited financial results included net revenue of PLN24.0 million ($11.1 million), operating profit of PLN6.2 million ($2.9 million) and net earnings of PLN4.8 million ($2.2 million). The company’s total backlog at closing was approximately PLN58 million ($27 million). Hill acquired Euromost Polska Sp. z o.o, effective on May 27, 2008. Hill’s results for the second quarter include approximately one month of financial results for Euromost. From closing through the end of June 2008, Euromost had total revenue of $3.1 million, consulting fee revenue of $2.5 million, gross profit of $1.4 million, and operating profit of $0.2 million.

On July 31, 2008, Hill acquired PCI Group, LLC, a firm that provides scheduling, construction claims, project management support, and software sales and support services throughout the western United States. PCI Group, which has about 40 employees, is based in Las Vegas and has additional offices in Phoenix, Sacramento, Seattle and Dallas. In 2007, PCI Group’s unaudited financial results included total revenue of $7.5 million and net earnings of $1.0 million. The company’s total backlog at closing was approximately $3 million.

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August 6, 2008

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Thursday, August 7, 2007, at 11:00 am Eastern Time to discuss the financial results for the period ended June 30, 2008. Interested parties may participate in the call by dialing (888) 787-0460 (Domestic) or (706) 679-3200 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Presentations and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 2,100 employees in 80 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Any forward looking statements contained in the press release may fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HIL-G)

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August 6, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In 000’s, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consulting fee revenue	$81,790	$48,424	$151,428	$92,986
Reimbursable expenses	15,090	20,527	26,345	38,889

Total revenue	96,880	68,951	177,773	131,875

Direct expenses	45,082	25,952	82,336	49,519
Reimbursable expenses	15,090	20,527	26,345	38,889

Total direct expenses	60,172	46,479	108,681	88,408

Gross profit	36,708	22,472	69,092	43,467
Selling, general and administrative expenses	31,844	18,785	59,344	36,540
Equity in earnings of affiliates	(796)	(318)	(1,431)	(555)

Operating profit	5,660	4,005	11,179	7,482
Minority interest in income of subsidiaries	458	49	668	115
Interest expense (income), net	16	273	(349)	500

Income before provision for income taxes	5,186	3,683	10,860	6,867
Provision for income taxes	1,426	876	269	1,600

Net income	$3,760	$2,807	$10,591	$5,267

Basic earnings per common share	$0.09	$0.11	$0.26	$0.21

Basic weighted average common shares outstanding	40,811	24,601	40,801	24,601

Diluted earnings per common share	$0.09	$0.10	$0.26	$0.18

Diluted weighted average common shares outstanding	41,238	28,854	41,180	28,965

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August 6, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Segment Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2008	2007	2008	2007
Project Management
Consulting fee revenue	$59,330	$31,575	$108,707	$59,976
Total revenue	$73,499	$48,525	$133,000	$92,375
Gross profit	$23,939	$13,414	$43,983	$25,383
Gross profit margin	40.3%	42.5%	40.5%	42.3%
Depreciation and amortization	$912	$199	$1,424	$289
Stock-based compensation	$576	$67	$633	$88
Operating profit before equity in earnings of affiliates	$8,181	$4,633	$14,897	$9,790
Equity in earnings of affiliates	796	318	1,431	555

Operating profit	$8,977	$4,951	$16,328	$10,345
Operating profit margin	15.1%	15.7%	15.0%	17.2%

Construction Claims
Consulting fee revenue	$22,460	$16,849	$42,721	$33,010
Total revenue	$23,381	$20,426	$44,773	$39,500
Gross profit	$12,769	$9,058	$25,109	$18,084
Gross profit margin	56.9%	53.8%	58.8%	54.8%
Depreciation and amortization	$476	$527	$934	$1,022
Stock-based compensation	$564	$34	$597	$45
Operating profit	$2,095	$2,256	$5,631	$3,876
Operating profit margin	9.3%	13.4%	13.2%	11.7%

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August 6, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Other Financial Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2008	2007	2008	2007
Consulting fee revenue	$81,790	$48,424	$151,428	$92,986
Total revenue	$96,880	$68,951	$177,773	$131,875
Gross profit	$36,708	$22,472	$69,092	$43,467
Gross profit margin	44.9%	46.4%	45.6%	46.7%
Selling, general and administrative expenses (excluding Corporate expenses)	$26,432	$15,583	$48,564	$29,801
Selling, general and administrative expenses (excluding Corporate expenses) as a percentage of consulting fee revenue	32.3%	32.2%	32.1%	32.0%
Corporate expenses	$5,412	$3,202	$10,780	$6,739
Corporate expenses as a percent of consulting fee revenue	6.6%	6.6%	7.1%	7.2%
Operating profit	$5,660	$4,005	$11,179	$7,482
Operating profit margin	6.9%	8.3%	7.4%	8.0%
Effective income tax rate	27.5%	23.8%	2.5%	23.3%

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August 6, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Balance Sheet Data

(Unaudited)

(in thousands)	June 30, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$30,313	$66,128
Accounts receivable, net	$107,790	$83,151
Current assets	$151,810	$162,428
Total assets	$244,684	$207,199
Current liabilities	$66,727	$59,648
Total debt	$2,862	$3,312
Stockholders’ equity	$147,498	$128,371

EBITDA Reconciliation

(Unaudited)

A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2008	2007	2008	2007
Net income	$3,760	$2,807	$10,591	$5,267
Interest expense, net	16	273	(349)	500
Income taxes	1,426	876	269	1,600
Depreciation and amortization	1,571	761	2,683	1,454

EBITDA	$6,773	$4,717	$13,194	$8,821